Exhibit 99.5

Press Release

Planet Technologies and Allergy Control Products Announce Merger

SAN DIEGO, California and RIDGEFIELD, Connecticut, March 9, 2005 – Planet Technologies, Inc. (OTC: PLNT.OB) (“Planet”), today announced that it entered into a definitive agreement to acquire Allergy Control Products, Inc. (“ACP”). The combination of Planet’s Allergy Free business with Allergy Control will create one of the leading marketers of allergy avoidance products.

The newly combined Planet will distribute and sell a full range of physician recommended allergy avoidance products including home air filters and room air cleaners marketed under the Allergy-Free® trade name, bedding and encasings marketed under the Allergy Control® trade name and a broad array of additional branded allergy and asthma products. Combined annual sales for 2004 exceeded U.S. $8,000,000.

Scott L. Glenn, chairman and chief executive officer of Planet, stated, “We are excited to welcome Allergy Control Products into the Planet Technologies. In addition to potential cost savings from consolidating operations, Allergy-Free® and ACP have distinctive products lines and complementary types of customers which should provide fertile ground for new marketing initiatives aimed at profitable revenue growth.”

Edward J. Steube, chief executive officer of Allergy Control Products, added, “The combination of our respective strengths and capabilities will be formidable. Together, Planet and Allergy Control Products will have the scale and breadth of product line necessary to compete more effectively in today’s allergy avoidance products market.”

Added Mr. Glenn, “The Allergy Control transaction represents an important next step in the execution of Planet’s corporate strategy of aggressively pursuing the acquisition and consolidation of companies with proprietary products and a focus on the allergist and the allergy sufferer.”

The directors and officers of Planet after the merger shall be the same except for the addition of Mr. Steube as President of the ACP subsidiary and as a director of Planet. The company will maintain executive offices in San Diego, California and Ridgefield, Connecticut.

The merger transaction will be structured pursuant to an Agreement and Plan of Merger agreed upon by both parties, and is subject to approval by each party’s respective shareholders and other contingencies. Pursuant to the terms of the merger transaction the shareholder of ACP will be issued 600,000 shares of Planet common stock. In addition, ACP debt to its shareholder in the approximate amount of $1,500,000 will be paid in full by Planet.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled “Risk Factors,” and in “Item 6 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s latest Form 10-KSB and in the section entitled “Risk Factors” in the Company’s latest Definitive Proxy Statement filed with the S.E.C.

About Planet Technologies, Inc.

Planet Technologies, Inc. is focused on providing quality care products for allergy sufferers. On November 30, 2004, Planet acquired the business of Allergy Free, LLC, and is now engaged in the business of manufacturing, selling, and distributing products for use by allergy sensitive persons. Allergy-Free® products, including the Aller-Pure® line of home air filters, have been sold to over half a million customers, dating back to 1985. Planet Technologies is committed to Improving Life Indoors™. Additional information can be found at www.planettechinc.com.

About Allergy Control Products, Inc.

Allergy Control Products (ACP) offers a full line of physician-recommended allergen avoidance products for allergy relief. In 1983, Allergy Control Products introduced the first pillow and mattress encasings with an allergen-impermeable barrier to block dust mite allergen while allowing vapor permeability for enhanced comfort. Today, ACP is a recognized worldwide leader in the allergen-avoidance field. ACP’s mission is to build upon this valued leadership position by bringing the highest quality allergen avoidance solutions to an increasing number of allergy sufferers. ACP can be visited online at www.allergycontrol.com.

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Press Contacts:
Scott L. Glenn	Bret E. Megargel
President & CEO	Vice President, Marketing
Planet Technologies, Inc.	Planet Technologies, Inc.
1-858-456-2252	1-858-457-4742 ext. 1167

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